Exhibit 99.1

Benihana Inc. Reports Third Fiscal Quarter 2011 Results

MIAMI--(BUSINESS WIRE)--February 15, 2011--Benihana Inc. (NASDAQ: BNHNA; BNHN), operator of the nation’s largest chain of Japanese theme and sushi restaurants, today reported results for its third fiscal quarter 2011 ended January 2, 2011.

Highlights for the Company's third fiscal quarter 2011 relative to the third fiscal quarter 2010 include:

  Total restaurant sales increased 3.6% to $72.5 million from $70.0 million
  Total comparable restaurant sales increased 4.4%, including a 7.3% increase at Benihana Teppanyaki
  Income from operations of $1.3 million (net of $1.2 million in non-recurring costs), compared to a loss from operations of ($10.7) million (net of $0.2 million in non-recurring costs and $12.3 million in non-cash impairment charges)
  Net income of $2.2 million, or $0.12 per diluted share, compared to a net loss of ($10.9) million, or ($0.72) per diluted share

Richard C. Stockinger, Chairman, President and Chief Executive Officer, said, “We demonstrated a remarkable improvement in our operating results compared to the same quarter last year, characterized by comparable restaurant sales growth at Benihana Teppanyaki and effective management of controllable expenses across our entire Company. As part of our ongoing efforts to increase traffic and sustain the momentum of our Renewal Program, we are highlighting the distinct nature of the Benihana Teppanyaki guest experience with a new multi-media campaign, coupled with a combination of value-based promotions, media advertising, and local marketing initiatives at RA Sushi and Haru. These initiatives are designed to enhance value for all of our shareholders.”

Mr. Stockinger concluded, “In terms of our capital structure, we paid down an additional $4.1 million of outstanding debt during the quarter, resulting in total borrowings outstanding of $12.8 million and an available borrowing balance of $18.4 million as of January 2, 2011. We are pleased to announce that we have completed an amendment and restatement to our credit facility agreement, allowing us a $30 million borrowing capacity through February 2014. Although we have limited our expenditure of capital to a handful of remodeling projects this year, with the economy beginning to exhibit some signs of recovery, we are taking steps to prepare our brands for development, in line with our overall growth strategy.”

Third Fiscal Quarter 2011 Results

For the third fiscal quarter of 2011, total revenues increased 3.6% to $72.9 million from $70.4 million in the third fiscal quarter of 2010. Total restaurant sales increased 3.6% to $72.5 million from $70.0 million in the third fiscal quarter of 2010.

Company-wide comparable restaurant sales increased 4.4%, representing the fourth consecutive quarter of positive comparable restaurant sales. By concept, comparable restaurant sales increased 7.3% at Benihana Teppanyaki, but decreased 1.5% at RA Sushi and 1.1% at Haru. There were a total of 1,158 store-operating weeks in the third fiscal quarter of 2011 compared to a total of 1,176 store-operating weeks in the third fiscal quarter of 2010.

Cost of food and beverage sales for the third fiscal quarter of 2011 totaled $17.6 million, compared to $17.0 million in the third fiscal quarter of 2010. As a percentage of restaurant sales, cost of food and beverage sales remained stable on a year-over-year basis.

Restaurant operating expenses for the third fiscal quarter of 2011 totaled $46.7 million, or 64.4% of restaurant sales, compared to $47.0 million, or 67.2% of restaurant sales, in the third fiscal quarter of 2010. The year-over-year decrease as a percentage of restaurant sales reflected improved cost and labor management in the current quarter in connection with the continued efforts of the Renewal Program.

General and administrative expenses for the third fiscal quarter of 2011 totaled $7.3 million, or 10.1% of total revenues, compared to $4.8 million, or 6.8% of total revenues, in the third fiscal quarter of 2010. During the third fiscal quarter of 2011, the Company incurred $0.2 million in higher corporate salaries as a result of changes in Benihana Teppanyaki corporate operations and the regional manager and regional chef structure and $0.4 million in costs related to the ongoing execution of the Company’s accounting and payroll function outsourcing agreement. The latter was in turn offset by an approximately $0.5 million reduction in corporate salaries. The Company also recorded an additional $0.3 million in legal fees with respect to various legal items.

The Company incurred certain non-recurring costs of approximately $1.2 million in corporate general and administrative expenses, including approximately $0.5 million associated with various financial, operational and strategic growth consulting agreements, along with $0.7 million in connection with our evaluating strategic alternatives, including a potential sale of the Company.

During the third fiscal quarter of 2010, the Company incurred impairment charges of $12.3 million. There were no similar charges in the third fiscal quarter of 2011.

Income from operations for the third fiscal quarter of 2011 was $1.3 million compared to loss from operations of ($10.7) million in the third fiscal quarter of 2010. Non-recurring costs were $1.2 million during the recent quarter as compared to $0.7 million during the same quarter in the prior year.

Net income for the third fiscal quarter of 2011 was $2.2 million, or $0.12 in diluted earnings per share, compared to net loss of ($10.9) million, or ($0.72) in diluted earnings per share, in the third fiscal quarter 2010.

Safe Harbor Statement

Except for the historical matters contained herein, statements in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements involve risks and uncertainties that may affect the business and prospects of the Company, including, without limitation: risks related to the Company’s business strategy, including the Company’s Renewal Program and marketing programs; risks related to the Company’s ability to operate successfully in the current challenging economic environment; risks related to the Company’s efforts to strengthen its Benihana Teppanyaki concept and build its RA Sushi and Haru brands; and other risks and uncertainties that may cause results to differ materially from those set forth in the forward-looking statements. Past performance may not be indicative of future results. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that its expectations will be realized. In addition to the risks and uncertainties set forth above, investors should consider the risks and uncertainties discussed in the Company’s filings with the Securities and Exchange Commission, including, without limitation, the risks and uncertainties discussed under the heading “Risk Factors” in such filings. The Company does not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.

About Benihana

Headquartered in Miami, Benihana Inc. (NASDAQ GS: BNHN, BNHNA) is the nation's leading operator of Japanese theme and sushi restaurants with 97 restaurants nationwide, including 63 Benihana restaurants, nine Haru sushi restaurants, and 25 RA Sushi restaurants. Famous for its entertaining chefs who present and prepare delicious teppanyaki entrees at hibachi tables, as well as sushi and other Japanese favorites, Benihana introduced Japanese food to America in 1964. RA Sushi offers a subtly sexy and energetic experience with a hip ambience, and Haru is an urban, upscale sushi concept. In addition, 20 franchised Benihana restaurants are operating in the United States, Latin America and the Caribbean. To learn more about Benihana Inc. and its three restaurant concepts, please view the corporate video at www.benihana.com/about/video.

Benihana Inc. and Subsidiaries Sales by Concept (Unaudited) (In thousands)

	Three Periods Ended
	January 2,	January 3,	Percentage
	2011	2010	change
Comparable restaurant sales by concept:
Teppanyaki	$49,306	$45,920	7.3%
RA Sushi	15,862	16,105	-1.5%
Haru	7,324	7,404	-1.1%
Total comparable restaurant sales	$72,492	$69,429	4.4%

	Ten Periods Ended
	January 2,	January 3,	Percentage
	2011	2010	change
Comparable restaurant sales by concept:
Teppanyaki	$160,787	$151,860	5.9%
RA Sushi	54,857	55,283	-0.8%
Haru	25,116	25,027	0.4%
Total comparable restaurant sales	$240,760	$232,170	3.7%

Benihana Inc. and Subsidiaries Condensed Consolidated Statements of Earnings (Unaudited) (In thousands)

	Three Periods Ended
	January 2,		January 3,
	2011		2010

Revenues:
Restaurant sales	$72,492	99.4%	$69,971	99.4%
Franchise fees and royalties	403	0.6%	407	0.6%
Total revenues	72,895	100.0%	70,378	100.0%

Restaurant Expenses:
Cost of food and beverage sales	17,582	24.1%	16,964	24.1%
Restaurant operating expenses	46,703	64.1%	46,986	66.8%
Restaurant opening costs	-	0.0%	-	0.0%
General and administrative expenses	7,298	10.0%	4,785	6.8%
Impairment charges	-	0.0%	12,347	17.5%
Total operating expenses	71,583	98.2%	81,082	115.2%

Income (Loss) from operations	1,312	1.8%	(10,704)	-15.2%
Interest expense, net	(212)	-0.3%	(440)	-0.6%

Income (Loss) before income taxes	1,100	1.5%	(11,144)	-15.8%
Income tax expense (benefit)	(1,079)	-1.5%	(257)	-0.4%

Net Income (Loss)	2,179	3.0%	(10,887)	-15.5%
Less: Accretion of preferred stock issuance costs and
preferred stock dividends	250		250

Net income (loss) attributable to common stockholders	$1,929		$(11,137)

Earnings (Loss) Per Share
Basic earnings (loss) per common share	$0.12		$(0.72)
Diluted earnings (loss) per common share	$0.12		$(0.72)

Weighted Average Shares Outstanding
Basic	15,471		15,404
Diluted	18,257		15,404

Benihana Inc. and Subsidiaries Condensed Consolidated Statements of Earnings (Unaudited) (In thousands)

	Ten Periods Ended
	January 2,		January 3,
	2011		2010

Revenues:
Restaurant sales	$244,536	99.5%	$234,425	99.5%
Franchise fees and royalties	1,318	0.5%	1,273	0.5%
Total revenues	245,854	100.0%	235,698	100.0%

Restaurant Expenses:
Cost of food and beverage sales	59,681	24.3%	55,968	23.7%
Restaurant operating expenses	159,131	64.7%	159,903	67.8%
Restaurant opening costs	8	0.0%	1,063	0.5%
General and administrative expenses	27,199	11.1%	17,074	7.2%
Impairment charges	-	0.0%	12,347	5.2%
Total operating expenses	246,019	100.1%	246,355	104.5%

Income (Loss) from operations	(165)	-0.1%	(10,657)	-4.5%
Interest expense, net	(485)	-0.2%	(1,244)	-0.5%

Income (Loss) before income taxes	(650)	-0.3%	(11,901)	-5.0%
Income tax expense (benefit)	(1,436)		(1,267)

Net Income (Loss)	786	0.3%	(10,634)
Less: Accretion of preferred stock issuance costs and
preferred stock dividends	833		833

Net income (loss) attributable to common stockholders	$(47)		$(11,467)

Earnings (Loss) Per Share
Basic earnings (loss) per common share	$(0.00)		$(0.75)
Diluted earnings (loss) per common share	$(0.00)		$(0.75)

Weighted Average Shares Outstanding
Basic	15,457		15,383
Diluted	15,457		15,383

Benihana Inc. and Subsidiaries Condensed Balance Sheet Data (Unaudited) (In thousands)

	January 2,	March 28,
	2011	2010
Assets
Current Assets:
Cash and cash equivalents	$3,380	$2,558
Other current assets	14,197	13,149
Total current assets	17,577	15,707

Property and equipment, net	185,793	194,261
Goodwill	6,896	6,896
Deferred income tax asset, net	15,282	17,226
Total assets	$225,548	$234,090

Liabilities, Convertible Preferred Stock and Stockholders’ Equity
Current Liabilities:
Borrowings under line of credit	12,847	22,410
Other current liabilities	33,312	32,979
Total current liabilities	46,159	55,389

Long term liabilities	15,186	15,362
Total liabilities	61,345	70,751

Convertible preferred stock	19,690	19,623

Stockholders’ Equity
Total stockholders’ equity	144,513	143,716
Total liabilities, convertible preferred stock and stockholders' equity	$225,548	$234,090

CONTACT:
ICR
Raphael Gross, 203-682-8253